Exhibit 99.1

TAITRON                                             28040 West Harrison Parkway
components incorporated                             Valencia, CA  91355-4162
                                                    Tel  (661) 257 6060
                                                    Fax (661) 257 6415

FOR IMMEDIATE RELEASE

                  Taitron Receives Deficiency Notice Related to
                          NASDAQ Minimum Bid Price Rule

LOS ANGELES, California - August 14, 2008 - Taitron Components Incorporated (NasdaqCM: TAIT), announced today that on August 13, 2008, the Company received written notification from NASDAQ that for the last 30 consecutive business days, the bid price of the Company's Class A common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until February 9, 2009, to regain compliance with respect to the bid price deficiency. If, at any time before February 9, 2009, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the bid price deficiency can be satisfied. The Company intends to actively monitor the bid price for its common stock between now and February 9, 2009, and will consider available options.

If compliance with this Rule cannot be demonstrated by February 9, 2009, NASDAQ staff expects to determine whether the Company meets The NASDAQ Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If determined to meet the initial listing criteria, NASDAQ expects to notify the Company that it has been granted an additional 180 calendar day compliance period until August 8, 2009.

If the Company is not eligible for an additional compliance period, NASDAQ expects to provide written notification that the Company's securities will be delisted. At that time, the Company may appeal NASDAQ's determination to delist its securities to a Listing Qualifications Panel.

Taitron, based in Valencia, California, distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, since 2003, Taitron has developed a market for value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing (ODM) services for their multi-year turn-key projects.

CONTACT:
Taitron Components Incorporated
David Vanderhorst, Chief Financial Officer
661-257-6060